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                                                                     EXHIBIT 3.1

                           SECOND AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            BAM! ENTERTAINMENT, INC.


        BAM! Entertainment, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

        1. The name of the Corporation is BAM! Entertainment, Inc.

        2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on September 19, 2000, and the Amended and Restated Certificate of Incorporation was filed with the Secretary of the State of Delaware on December 27, 2000.

        3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 141(f), 242, 245 and 228 of the General Corporation Law of the State of Delaware by the unanimous written consent of the Corporation's Board of Directors and the written consent of the Corporation's stockholders, with written notice being provided to all non-consenting stockholders in accordance with Section 228(d) of such law. This Amended and Restated Certificate of Incorporation restates, integrates, amends and supersedes the provisions of the Certificate of Incorporation of this Corporation as previously filed and as the same may have been heretofore amended.

        4. The text of the Certificate of Incorporation as previously filed and as the same may have been heretofore amended is hereby restated and further amended to read in its entirety as follows:

                                 ARTICLE I: NAME

        The name of the Corporation is BAM! Entertainment, Inc. (the "Corporation")

                     ARTICLE II: REGISTERED OFFICE AND AGENT

        The address of the Corporation's registered office in the State of Delaware is 615 South DuPont Highway, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is National Corporate Research, Inc.

                              ARTICLE III: PURPOSE

        The purpose or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the General Corporation Law of the State of Delaware.


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                          ARTICLE IV: AUTHORIZED STOCK

        1. Authorized Stock. The total authorized capital stock of this Corporation shall be 13,000,000 shares, divided as follows: (i) 10,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), and
ii) 3,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The Preferred Stock shall be divided into series. The first series shall consist of 976,220 shares which shall be designated as "Series A Preferred Stock" (the "Series A Preferred Stock"). The second series shall consist of 320,000 shares which shall be designated as "Series B Preferred Stock" (the "Series B Preferred Stock"). The third series shall consist of 443,400 shares which shall be designated as "Series C Preferred Stock" (the "Series C Preferred Stock"). The remaining 1,260,380 shares of Preferred Stock shall be undesignated ("Undesignated Preferred Stock"), subject to the provisions of paragraph (b) of this Article Four.

               (a) Common Stock. The Common Stock authorized for issuance by the Corporation shall be voting stock, with each share being entitled to one (1) vote.

               (b) Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation shall be divided in series and may be issued from time to time. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, and subject to limitations and requirements prescribed by law, the Board of Directors of the Corporation (the "Board") is expressly authorized, by a vote or written consent of at least a majority of the Board then in office, to provide for the issuance of the Undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board to create such series, and a Certificate of Designation of said resolution or resolutions shall be filed in accordance with the General Corporation Law of the State of Delaware.

        The Board is also authorized to decrease the number of shares of any series subsequent to the issuance of such series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        The powers, rights, preferences, restrictions, and other matters relating to the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are as follows (section references below are to the corresponding sections of paragraph (b) of this Article Four:

        Section 1. Dividends.

               (a) Dividends on Series C Preferred Stock. In each calendar year, the holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual dividend rate of $1.58 per share of


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Series C Preferred Stock (the "Series C Preferred Dividend"). Series C Preferred
Dividends shall be noncumulative, meaning that no holder of Series C Preferred Stock shall have any right to a Series C Preferred Dividend with respect to any share of Series C Preferred Stock if the Corporation shall not declare a dividend with respect to the Series C Preferred Stock during a calendar year, notwithstanding the sufficiency of earnings and profits and/or cash for the payment of such Series C Preferred Dividend, and that Series C Preferred Dividends not declared in prior calendar years shall lapse and not accumulate.

               (b) Dividends on Series B Preferred Stock. In each calendar year, the holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual dividend rate of $1.25 per share of Series B Preferred Stock (the "Series B Preferred Dividend"). Series B Preferred Dividends shall be noncumulative, meaning that no holder of Series B Preferred Stock shall have any right to a Series B Preferred Dividend with respect to any share of Series B Preferred Stock if the Corporation shall not declare a dividend with respect to the Series B Preferred Stock during a calendar year, notwithstanding the sufficiency of earnings and profits and/or cash for the payment of such Series B Preferred Dividend, and that Series B Preferred Dividends not declared in prior calendar years shall lapse and not accumulate.

               (c) Dividends on Series A Preferred Stock. In each calendar year, the holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any funds and assets of the Corporation legally available therefor, noncumulative dividends at the annual dividend rate of $.031 per share of Series A Preferred Stock (the "Series A Preferred Dividend"). Series A Preferred Dividends shall be noncumulative, meaning that no holder of Series A Preferred Stock shall have any right to a Series A Preferred Dividend with respect to any share of Series A Preferred Stock if the Corporation shall not declare a dividend with respect to the Series A Preferred Stock during a calendar year, notwithstanding the sufficiency of earnings and profits and/or cash for the payment of such Series A Preferred Dividend, and that Series A Preferred Dividends not declared in prior calendar years shall lapse and not accumulate.

               (d) Priority of Dividends. The holders of Series C Preferred Stock shall have senior preference and priority to the dividends of the Corporation in relation to the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. No dividends shall be declared or set aside for the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock or any other class or series of the Corporation's capital stock which ranks junior with respect to dividend payments to the Series C Preferred Stock (collectively, the "Junior Stock") (other than dividends of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, solely additional shares of the Common Stock of the Corporation), and no other distribution shall be made on or with respect to any shares of Junior Stock unless, at the same time or prior thereto, all declared and unpaid dividends on the Series C Preferred Stock shall be declared, set aside and paid on all the then outstanding shares of Series C Preferred Stock and, in the case of any such dividends or distributions declared or paid on shares of Common Stock, an equivalent dividend or distribution is declared or paid or set apart, as the case may be, on the Series C Preferred Stock, payable on the same day as if fully converted into Common Stock. No dividend shall be paid with respect to the Series A Preferred


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Stock and the Common Stock during any calendar year unless the aggregate amount of the Series B Preferred Dividend for that calendar year shall have been paid or declared and set apart for payment to the holders of the Series B Preferred Stock. No dividend shall be paid with respect to the Common Stock during any calendar year unless the aggregate amount of the Series A Preferred Dividend for that calendar year shall have been paid or declared and set apart for payment to the holders of the Series A Preferred Stock

               (e) Pro Rata Distribution. All dividends paid with respect to shares of capital stock of the Corporation pursuant to this Section 1 shall be declared and paid pro rata to all the holders of the shares of the class of capital stock outstanding as of the applicable record date with respect to which such dividends shall have been declared. In the event that funds legally available for distribution are insufficient to fully pay the cash dividend due and payable on such dividend payment date to all holders of outstanding capital stock, then all funds legally available for distribution shall be paid in cash to holders of such capital stock (i) first, in accordance with the priority provisions of subparagraph (d) above, and (ii) then, as to each class or series of capital stock, pro rata in accordance with the number of shares of such capital stock held by each such holder.

        Section 2. Liquidation, Dissolution or Winding Up.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each such event, a "Liquidation"), except as provided in paragraph (b) of this Section 2, the holders of shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock (collectively, the "Designated Preferred Stock") then outstanding shall be entitled, in the order set forth below and, among each series ratably in proportion to the shares of Designated Preferred Stock of such series held by such holders, to be paid out of the assets of the Corporation available for distribution to its stockholders before payment to the holders of Junior Stock (other than Series A Preferred Stock and Series B Preferred Stock) by reason of their ownership thereof, the greater of (i) an amount in cash (the "Liquidation Preference") (and, to the extent sufficient cash is not available for such payment, property or securities at their fair market value, as determined in good faith by the Board) equal to: (X) $2.17 for each outstanding share of Series A Preferred Stock (the "Original Series A Issue Price"), $17.65 for each outstanding share of Series B Preferred Stock (the "Original Series B Issue Price") and $22.553 for each outstanding share of Series C Preferred Stock (the "Original Series C Issue Price" and, together with the Original Series A Issue Price and the Original Series B Issue Price, the "Original Issue Price") (subject in each case to appropriate adjustment for any stock dividends, combinations, splits, recapitalizations, etc.); plus (Y) an amount per each outstanding share of Series C Preferred Stock equal to seven percent (7%) per annum accruing on the Original Series C Issue Price of such share, as applicable, calculated from the date of issuance of such share until the date of the payment of the Liquidation Preference due to the holder of such share, and an amount per each outstanding share of Series B Preferred Stock equal to seven percent (7%) per annum accruing on the Original Series B Issue Price of such share, as applicable, calculated from the date of issuance of such share until the date of the payment of the Liquidation Preference due to the holder of such share; plus (Z) an amount for each outstanding share of Designated Preferred Stock equal to any declared and unpaid dividends on such share held by such holder; and (ii) such amount as would have been payable in respect of each share of Common Stock (including any fraction thereof)


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issuable upon conversion of the Designated Preferred Stock of such series held by such holder had such Designated Preferred Stock been converted to Common Stock immediately prior to such Liquidation Event pursuant to the provisions of
Section 4(a) hereof (the greater of (i) and (ii), the "Liquidation Price").

               (b) If upon any such Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Designated Preferred Stock the full amount of the Liquidation Preference to which they shall be entitled, then the entire assets of the Corporation shall be distributed first ratably amongst the holders of Series C Preferred Stock until they shall have received their Liquidation Preference, then ratably amongst the holders of Series B Preferred Stock until they shall have received their Liquidation Preference and then ratably amongst the holders of Series A Preferred Stock until they shall have received their Liquidation Preference.

               (c) After the payment of all preferential amounts required to be paid to the holders of Designated Preferred Stock upon a Liquidation, all remaining assets of the Corporation lawfully available for distribution to stockholders of the Corporation shall be distributed to the holders of the Corporation's Common Stock. Until the full amount of the Liquidation Price shall have been paid or distributed to the holders of the Designated Preferred Stock, there shall be no payment or distribution to the holders of the Corporation's Common Stock without the consent of the holders of a majority of the shares of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, voting as a single class.

               (d) Subject to Section 4(j), the holders of not less than the majority of the voting power of the outstanding shares of Designated Preferred Stock (a "Majority Interest") may elect to have treated as a Liquidation: (i) any merger or consolidation of the Corporation into or with another entity (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving corporation), (ii) any sale of all or substantially all of the assets of the Corporation, or (iii) any other transaction pursuant to or as a result of which a single person (or group of affiliated persons) acquires or holds capital stock of the Corporation representing a majority of the Corporation's outstanding voting power (a "Change of Control Transaction"). All consideration payable to the stockholders of the Corporation in connection with any such merger, consolidation, or Change of Control Transaction, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in connection with any such asset sale, shall be paid or distributed, as applicable, to the holders of capital stock of the Corporation in accordance with the preferences and priorities set forth in Sections 2(a) and 2(b) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale, or Change of Control Transaction as if such transaction were a Liquidation.

               (e) For purposes of this Section 2, all assets of the Corporation other than cash distributed to holders of capital stock shall be valued at their fair market values as determined by the Corporation's Board of Directors in good faith.


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        Section 3. Voting Rights.

               (a) Each holder of shares of Designated Preferred Stock shall be entitled to votes equal in the aggregate to the number of votes to which the number of whole shares of Common Stock into which such shares of Designated Preferred Stock held by such holder are convertible would be entitled (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of the stockholders of the Corporation (and for purposes of written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation. Except as otherwise provided herein or required by law, holders of shares of Designated Preferred Stock shall vote with the holders of shares of Common Stock and any other class of stock entitled to vote and not as a separate class. Each holder of Common Stock is entitled to one (1) vote per share of Common Stock held by such holder. Holders of the Designated Preferred Stock shall have the right to vote as a class on all matters requiring their vote or approval as a separate class under, and in the manner set forth in, the General Corporation Law of the State of Delaware. Except as otherwise provided herein, any class vote pursuant to this Section 3 or required by law shall be determined by the holders of a majority of the shares of capital stock of such class voting as a class as of the applicable record date.

               (b) For so long as PAR Capital Management, Inc. and its affiliates (the "PAR Holders") shall own a number of shares of Series B Preferred Stock and Series C Preferred Stock which represents at least five percent (5%) of the aggregate number of shares of the Corporation's capital stock entitled to vote on the election of the Corporation's Board of Directors, then the PAR Holders, voting separately as a class, shall have the right to elect, by vote of a majority of the then outstanding shares of Series B Preferred Stock and the Series C Preferred Stock owned thereby, one (1) individual to be a member of the Board of Directors of the Corporation, which member shall be appointed to the compensation committee and/or any other committee of the Board of Directors for so long as such member shall be a member of the Board of Directors.

               (c) Except as provided in Section 3(b), the Designated Preferred Stock and Common Stock, voting together, shall elect the balance of the Board of Directors.

               (d) For so long as at least 150,000 shares of Designated Preferred Stock are outstanding, the Corporation shall not, without first obtaining the consent of the holders of at least a majority of the then outstanding shares of Designated Preferred Stock, voting together as a single class:

                      (i) amend, alter, change or repeal (whether by merger, consolidation, or otherwise) the designations, rights, powers, preferences or privileges of the shares of the Designated Preferred Stock;

                      (ii) increase or decrease the authorized number of shares of Preferred Stock or any series thereof;


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                      (iii) create or issue any shares of any class or series of securities (including securities convertible or exchangeable therefor) with any preference pari passu with or superior to the Designated Preferred Stock with respect to dividends or upon liquidation;

                      (iv) redeem any shares of Common Stock (other than pursuant to equity incentive agreements with employees, non-employee directors, consultants and service providers giving the Corporation the right to repurchase shares at the price paid for such shares by such person or entity upon the termination of services (it being agreed that all shares of Common Stock and stock options to issue Common Stock currently outstanding are included under such exclusion));

                      (v) sell, convey or otherwise dispose of all of its property or business; or merge into or consolidate with any other corporation or effect any transaction or series of transactions in which more than 50% of the voting power of the Corporation is disposed or the Corporation is not the surviving entity; or effect any liquidation, dissolution and/or winding up of the Corporation: provided, however, if the amount of cash and the fair market value of noncash consideration (determined in good faith by the Corporation's Board of Directors) that would be received by holders of the Series C Preferred Stock on account of such transaction if they converted all shares of Series C Preferred Stock owned by them into Common Stock shall be at least four (4) times the amount of the Liquidation Price payable in respect of the Series C Preferred Stock in connection with such transaction (a "Qualified Liquidation" as to Series C Preferred Stock), the consent of the Series C Preferred Stock shall not be required and only the consent of a majority of the Series A Preferred Stock and the Series B Preferred Stock shall be required; provided, however, if the amount of cash and the fair market value of noncash consideration (determined in good faith by the Corporation's Board of Directors) that would be received by holders of the Series B Preferred Stock on account of such transaction if they converted all shares of Series B Preferred Stock owned by them into Common Stock shall be at least four (4) times the amount of the Liquidation Price payable in respect of the Series B Preferred Stock in connection with such transaction (a "Qualified Liquidation" as to Series B Preferred Stock), the consent of the Series B Preferred Stock shall not be required and only the consent of a majority of the Series A Preferred Stock shall be required.

                      (vi) amend or waive any provision of the Corporation's Certificate of Incorporation or Bylaws as amended from time to time relative to the Designated Preferred Stock;

                      (vii) pay or declare any dividend on any shares of Common Stock or Preferred Stock except in accordance with Section 1; or

                      (viii) increase the number of directors constituting the Board of Directors to more than eight (8).

                      (ix) enter into any contract, arrangement or transaction with any of the Corporation's officers, directors or stockholders or persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director or stockholder of the Corporation after the date of the filing of this Amendment and Restated Certificate of Incorporation with the Delaware Secretary of State, unless such contract, arrangement or


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transaction (a) is on terms that are no less favorable to the Corporation than those the Corporation would have been reasonably likely to obtain as the result of arms-length negotiations with an unrelated third party and (b) has been approved by a majority vote of the disinterested members of the Board;

                      (x) issue an indebtedness of the Corporation in excess of fifteen million dollars ($15,000,000); or

                      (xi) materially change the nature of the Corporation's business.

                      (xii) for so long as a representative of PAR Capital Management, Inc., serves on the compensation committee of the Corporation, the compensation committee shall not enter into a compensation arrangement with a member of senior management or a holder of more than 2% of the then outstanding stock of the Corporation without the unanimous consent of the then members of the compensation committee.

                      (xiii) sell shares of its preferred stock at a price less than $17.65 per share prior to January 1, 2002, which action also shall require the consent of the PAR Holders.

        Section 4. Conversion at the Option of a Holder.

        The holders of the Designated Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

               (a) Right to Convert. Subject to Section 4(c), each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing (i) $2.17 in the case of the Series A Preferred Stock, (ii) $17.65 in the case of the Series B Preferred Stock, and (iii) $22.553 in the case of the Series C Preferred Stock by the Conversion Price (defined below) applicable to such share, in effect on the date the certificate is surrendered for conversion.

               (b) Conversion Price. The Conversion Price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock shall initially be (i) $2.17 per share for shares of Series A Preferred Stock (the "Series A Conversion Price"), (ii) $17.65 per share for shares of Series B Preferred Stock (the "Series B Conversion Price and (iii) $22.553 per share for shares of Series C Preferred Stock (the "Series C Conversion Price, and, together with the Series A Conversion Price and the Series B Conversion Price, the "Conversion Price".) Such initial Conversion Price, and the corresponding rate at which the respective shares of Designated Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in this Section 4.

               (c) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Designated Preferred Stock. In lieu of any fractional shares to which a holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price for that Series of Designated Preferred Stock.


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               (d) Mechanics of Conversion.

                      (i) In order for a holder of Designated Preferred Stock to convert shares of Designated Preferred Stock, such holder shall surrender the certificate or certificates for such shares of Designated Preferred Stock at the office of the transfer agent for the Designated Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of Designated Preferred Stock represented by such certificate or certificates and stating therein the name or names the holder desires the certificate or certificates for shares of the Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. Each date of receipt of such certificates and notice by the transferring agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be a conversion date (each, a "Conversion Date"). The Corporation shall, as soon as practicable after each Conversion Date, issue and deliver at such office to such holder of Designated Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share in accordance with paragraph (c) above. Such conversion shall be deemed to have been made immediately prior to the close of business on the applicable Conversion Date, and the person entitled to receive certificates of Common Stock on such date shall be regarded for all corporate purposes as the holder of the number of shares of Common Stock to which he or it is entitled upon the conversion on such Conversion Date.

                      (ii) If the conversion of Designated Preferred Stock is in connection with a Qualified Public Offering or Qualified Liquidation (as defined in Section 5), the conversion may, at the option of any holder tendering shares of Designated Preferred Stock for conversion, be conditioned upon the closing of the Qualified Public Offering or Qualified Liquidation, as the case may be, in which event the person or persons entitled to receive the Common Stock upon such conversion shall not be deemed to have converted such shares until immediately prior to the closing of the Qualified Public Offering or Qualified Liquidation.

                      (iii) The Corporation shall, at all times when any of the Designated Preferred Stock shall remain outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Designated Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

                      (iv) All shares of Designated Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, shall immediately cease and terminate on the applicable Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor. Any shares of Designated Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized Designated Preferred Stock accordingly.


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               (e) Adjustments to Conversion Price for Diluting Issues.

                      (i) Special Definitions. For purposes of this Section 5(e), the following definitions shall apply:

                           (A) "Option" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities, except for (i) the options and warrants reserved for issuance to management and employees of the Corporation pursuant to the Corporation's Stock Plan (as defined in Section 2.2(a) of that certain Stock Purchase Agreement dated as of May 1, 2001 (the "Stock Purchase Agreement") by and among the Corporation and the purchasers of the Series C Preferred Stock), or options issued in connection with any other employee stock option/stock issuance plan which is approved by the Company's Board of Directors (such options or warrants referred to herein as "Employee Options"), and (ii) the Warrants (as defined in
Section 2.2(a) of the Stock Purchase Agreement (the "Warrants"));

                           (B) "Original Issue Date" shall mean the date on
which a share of Series C Preferred Stock was first issued.

                           (C) "Convertible Securities" shall mean any evidences
of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                           (D) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued (or, pursuant to subparagraph (iii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                (1) upon the conversion of shares of Designated
Preferred Stock outstanding;

                                (2) as a dividend or distribution on Designated
Preferred Stock;

                                (3) by reason of a dividend, stock split,
split-up or other distribution on shares of Common Stock;

                                (4) upon the exercise of Employee Options;

                                (5) upon the exercise of the Warrants or any
other Options granted or the conversion of the Convertible Securities issued on or prior to the Original Issue Date; or

                                (6) to a bank, financial institution or other
institutional lender pursuant to or in connection with any equipment financings or loan or other credit arrangements approved by a majority of the members of the Board or Directors;


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
                                (7) to a person or entity with whom the
Corporation has a business relationship approved by a majority of the members of the Corporation's Board of Directors and not undertaken primarily for equity-raising purposes; or

                                (8) pursuant to the acquisition of another
corporation or entity by the Corporation by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Corporation acquires, in a single transaction or series of transactions, all or substantially all of the assets of such other corporation or entity or more than 50% of the voting power of such other corporation or entity or more than 50% of the equity ownership of such other entity.

                           (E) "Common Stock Equivalents" shall mean options,
warrants or other securities or rights (including, without limitation, Options and Convertible Securities) convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock.

                      (ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock is convertible shall be made, by adjustment in the applicable Conversion Price thereof: (A) unless the consideration per share (determined pursuant to subparagraph (v) below) for an Additional Share of Common Stock issued or deemed to be issued pursuant to subparagraph (iii) below by the Corporation is less than the respective Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, as applicable, in effect on the date of, and immediately prior to, the issuance of such Additional Shares.

                      (iii) Issue of Securities Deemed; Issue of Additional Shares of Common Stock. If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subparagraph
(v) below) of such Additional Shares of Common Stock would be less than the respective Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock in effect on the date of and immediately prior to issuance of such Options or Convertible Securities, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (A) No further adjustment in the Conversion Price for
such Series shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                           (B) If such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the conversion price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                           (C) No readjustment pursuant to clause (B) above
shall have the effect of increasing the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock to an amount which exceeds the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock on the original adjustment date;

                           (D) In the event of any change in the number of
shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then in effect shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.; and

                           (E) Upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock computed upon the Original Issue Date thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                (1) in the case of Convertible Securities or
Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation upon such exercise; or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

                                (2) in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                      (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subparagraph (iii) above, but excluding shares issued as a dividend or distribution as provided in paragraph (g) below or upon a stock split or combination as provided in paragraph (f) below), for a consideration per share (determined pursuant to subparagraph (v) below) less than the respective Conversion Price for the Series A Preferred, the Series B Preferred Stock or the Series C Preferred Stock in effect on the date of and immediately prior to such issuance, then and in each such case, such Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock, respectively, shall be adjusted, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction, (1) the numerator of which shall be the number of shares of Common Stock and Common Stock Equivalents outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received (or deemed received) by the Corporation for such issuance would purchase at such Conversion Price; and (2) the denominator of which shall be the number of shares of Common Stock and Common Stock Equivalents outstanding immediately after such issuance. No adjustment of the Conversion Price, however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which together with any adjustments so carried forward shall amount to $.01 per share or more. Any adjustments to the Conversion Price shall be rounded to the nearest $.01 per share.

                      (v) Determination of Consideration. For purposes of this
Section 4(e), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                           (A) Cash and Property. Such consideration shall:

                                (1) insofar as it consists of cash, be computed
at the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends but before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

                                (2) insofar as it consists of property other
than cash, be computed at the fair market value thereof at the time of such issuance, as is reasonably determined in good faith by the Board; and

                                (3) in the event Additional Shares of Common
Stock are issued together with other shares of securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as is reasonably determined in good faith by the Board.

                           (B) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subparagraph (iii) above, relating to Options and Convertible Securities, shall be determined by dividing:

                                (1) the total amount, if any, received or
receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                (2) the maximum number of shares of Common Stock
(as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

               (f) Adjustment for Stock Splits and Combinations.

                      (i) If the Corporation shall at any time or from time to time after the Original Issue Date for the Series C Preferred Stock effect a subdivision of the outstanding Common Stock, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date for the Series C Preferred Stock combine the outstanding shares of Common Stock, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (g) Adjustment for Certain Dividends and Distributions.

                      (i) In the event the Corporation at any time, or from time after the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then in effect by a fraction:

                           (A) the numerator of which shall be the total number
of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                           (B) the denominator of which shall be the total
number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series of Designated Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions.

               (h) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after (i) the Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their shares of Designated Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period, under this paragraph with respect to the rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

               (i) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares of stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such share of Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

               (j) Adjustment for Merger or Reorganization. In case of any consolidation or merger of the Corporation with or into another corporation, each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock would have been entitled if it had converted its shares immediately prior to such consolidation or merger; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock to the end that the provisions set forth in this Section 4 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock.

               (k) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the respective Conversion Rights of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock against impairment.

               (l) Notice of Record Date. In the event:

                      (i) that the Corporation shall propose to declare a dividend (or any other distribution) on its Common Stock, whether payable in cash, property, Common Stock or other securities of the Corporation, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                      (ii) that the Corporation shall propose to subdivide or combine its outstanding shares of Common Stock;

                      (iii) that the Corporation shall propose to effect any reclassification or recapitalization of the Common Stock of the Corporation outstanding (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation; or

                      (iv) of the Liquidation of the Corporation;

then in connection with each such event, the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock , and shall cause to be mailed to each of the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (A) below or at least twenty (20) days before the date specified in (B) below, a notice stating:

                           (A) the record date of such dividend, distribution,
subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                           (B) the date on which such reclassification,
consolidation, merger, or Liquidation is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, or Liquidation.

               (m) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments; (ii) the Conversion Price then in effect for that holder's Series of Designated Preferred Stock; and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of that holder's Series of Designated Preferred Stock.

               (n) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Designated Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of the Designated Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Prices for the Designated Preferred Stock in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of the Conversion Price for the Designated Preferred Stock, if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Designated Preferred Stock would exceed the total number of shares of Common Stock then authorized by this Amended and Restated Certificate of Incorporation.

               (o) Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Designated Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Designated Preferred Stock which is being converted.

        Section 5. Conversion at a Qualified Public Offering or Qualified Liquidation.

               (a) Each share of Designated Preferred Stock shall be converted automatically into shares of Common Stock in accordance with Section 4 upon the closing of a Qualified Public Offering or Qualified Liquidation.

               (b) As of the date and time fixed for conversion, all rights with respect to the Designated Preferred Stock so converted will terminate. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the date of such conversion and the surrender of the certificate or certificates for Designated Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in
Section 4(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Upon any such conversion, no adjustment to the Conversion Price for each Series of Preferred Stock shall be made for any declared and unpaid dividends on the Designated Preferred Stock converted.

               (c) All certificates evidencing shares of Designated Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the date such certificates are so required to be surrendered, be deemed to have been retired and canceled and the shares of Designated Preferred Stock represented thereby converted into Common Stock for all purposes as of the date of conversion set forth in paragraph (a) above, notwithstanding the failure of the holder or holders thereof to surrender such certificates.

        As used herein, the term "Qualified Public Offering" shall mean any firm commitment underwritten initial public offering by the Corporation of shares of Common Stock (as hereafter defined) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or any comparable statement under any similar federal statute then in force, in which the aggregate cash proceeds to be received by the Corporation and selling stockholders from such offering (net of underwriting discounts and commissions) are at least $15,000,000.

        2. Authorized Stock After a Qualified Public Offering. Effective as of a Qualified Public Offering, the Corporation's capital stock shall be comprised as follows:

               (a) Authorized Shares.

        The aggregate number of shares that the Corporation shall have authority to issue is 150,000,000, (i) 130,000,000 shares of which shall be Common Stock, par value $0.001 per share, and 20,000,000 of which shall be Preferred Stock, par value $0.001 per share.

               (b) Common Stock.

        Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

               (c) Preferred Stock.

        Section 1. Series.

               The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

               (a) Rights and Preferences.

        The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

               (i) the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

               (ii) whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

               (iii) the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;

               (iv) whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

               (v) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

               (vi) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

               (vii) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

                   ARTICLE V: LIMITATION OF DIRECTOR LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this ARTICLE V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

                         ARTICLE VI: BOARD OF DIRECTORS

        The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

                        ARTICLE VII: STOCKHOLDER MEETINGS

        Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                       ARTICLE VIII: ELECTION OF DIRECTORS

        Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

        A. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified. At the first annual meeting of stockholders following the closing of the initial public offering (the "First Public Company Annual Meeting") of the Corporation's capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Initial Public Offering"), the directors of the Corporation shall be divided in accordance with a recommendation made in good faith by the Board of Directors into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III. The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of stockholders. For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors designated and elected at the First Public Company Annual Meeting. At each annual meeting after the First Public Company Annual Meeting, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

        B. Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

        C. Prior to the natural expiration of its term in office and subject to applicable laws, no duly-appointed director may be removed unless cause be shown and then only by affirmative vote of 662/3% of the shares entitled to vote thereon, voting together as a single class.

                           ARTICLE IX: INDEMNIFICATION

        The Corporation shall have the power to indemnify its officers, directors, employees and agents, and such other persons as may be designated as set forth in the bylaws (collectively, the "Indemnitees"), to the full extent permitted by the Delaware General Corporation Law (the "DGCL"), from and against any and all of the expenses, liabilities or other matters referred to in or covered by the bylaws or the DGCL, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Corporation may advance expenses incurred by an Indemnitee in advance of the final disposition of an action, suit, proceeding or other matter referred to in or covered by the bylaws or the DGCL, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this ARTICLE IX. Any repeal or modification of this
ARTICLE IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                                ARTICLE X: BYLAWS

        In furtherance and not in limitation of the powers conferred by statute and subject to restrictions set forth herein, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

          ARTICLE XI: STOCKHOLDER ACTION AFTER INITIAL PUBLIC OFFERING

        Effective upon the closing of the Initial Public Offering, stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting. A special meeting of stockholders may be called only by the Chairman of the Board of Directors, the Chief Executive Officer or by a majority of the members of the Board of Directors.

                  ARTICLE XII: AMENDMENT OR REPEAL OF ARTICLES

        Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.


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                                      -22-

        IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President as of this 24th day of May, 2001.

                                      BAM! ENTERTAINMENT, INC.


                                      By: /s/  RAYMOND C. MUSCI
                                         -------------------------------
                                         Raymond C. Musci, President